EXHIBIT 99.1

Educational Development Corporation Announces Third Quarter and YTD Fiscal 2012 Results

TULSA, Okla., Jan. 18, 2012 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the third quarter and YTD fiscal 2012, ended November 30, 2011.

Results

EDUC reports net revenue of $8,690,400 for the quarter ended November 30, 2011 compared to $9,484,600 and net earnings of $724,900 compared to $776,900 for the same period last year. For the year-to-date period ended November 30, 2011, EDUC reports net revenue of $20,391,900 compared to $21,530,400 and net earnings of $1,151,300 compared to $1,155,300 for the same period last year.

EDUC reports record sales for the quarter and nine months ended November 30th, 2011 for the Publishing Division. This division, which sells to retail outlets, recorded a 13.4% gain for the quarter and a 10.6% gain for the nine month period. This is compared to industry-wide statistics which reflect a 15% decline in the same markets during this same period. The highest growth in this division continues to be in the development of sales in the smaller retail market, including toy and gift stores.

The gain in the Publishing Division was offset by lower sales in the Home Business Division which experienced a net revenue decline of 14% for the nine month period. The Home Business Division continues to be a strategic part of our marketing strategy and additional incentives have been announced to support this division and the field sales force.

On October 13, 2011, EDUC signed a Stock Purchase Agreement to acquire a position with Demibooks, Inc (www.demibooks.com).  Demibooks provides a publishing platform for interactive books. Their Demibooks® Composer product is the first code-free, affordable way for publishers and self-published authors and illustrators to create interactive books for the iPad on the device itself. EDUC will utilize the Composer platform to create our proprietary interactive products. The Stock Purchase Agreement allows for an additional investment upon the completion of specified milestones.

EDUCATIONAL DEVELOPMENT CORPORATION
SELECTED FINANCIAL DATA

	Three Months Ended November 30,		Nine Months Ended November 30,
	2011	2010	2011	2010

NET REVENUES	$ 8,690,400	$ 9,484,600	$ 20,391,900	$ 21,530,400
EARNINGS BEFORE INCOME TAXES	$ 1,166,900	$ 1,248,300	$ 1,847,700	$ 1,851,700
INCOME TAXES	442,000	471,400	696,400	696,400
NET EARNINGS	$ 724,900	$ 776,900	$ 1,151,300	$ 1,155,300

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.19	$ 0.20	$ 0.30	$ 0.30
Diluted	$ 0.19	$ 0.20	$ 0.30	$ 0.30

WEIGHTED AVERAGE SHARES:
Basic	3,895,238	3,891,065	3,895,217	3,883,420
Diluted	3,895,518	3,893,301	3,896,081	3,885,646

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522